CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors

GE Investments Funds, Inc.:

We consent to the use of our reports, dated February 25, 2010, incorporated by reference, for the U.S. Equity Fund, S&P 500 Index Fund, Total Return Fund, Small-Cap Equity Fund, Income Fund, Core Value Equity Fund, Real Estate Securities Fund, Mid-Cap Equity Fund, Money Market Fund, International Equity Fund, and Premier Growth Equity Fund, each a series of GE Investments Funds, Inc., and to the references to our firm under the captions “Financial Highlights” in the prospectus and “Independent Registered Public Accountants” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

April 28, 2010